EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
Contact:	Jeffrey S. Osman, President	York, PA 17401
or
Kathleen M. Miller, Chief Financial Officer

Phone:	717-845-3601	FOR IMMEDIATE RELEASE

YORK WATER COMPANY
REPORTS IMPROVED NINE-MONTH EARNINGS

York, Pennsylvania, November 8, 2006: The York Water Company’s (Nasdaq: YORW) President, Jeffrey S. Osman, announced today the Company’s financial results for the third quarter and the first nine months of 2006.

President Osman reported that the first nine months' operating revenues of $21,295,000 increased 5.8% over the first nine months of 2005, and that the first nine months' net income of $4,464,000 increased 0.5% compared to the first nine months of 2005. President Osman also reported that third quarter operating revenues of $7,665,000 increased 6.4% over the third quarter of 2005, and that net income of $1,739,000 increased 0.2% compared to the third quarter of 2005. The increase in revenue is attributed to an increase in the customer base of approximately 2,400. Higher operating expenses slowed growth in net income for the periods.

During the first nine months of 2006, the Company incurred $16.7 million on construction projects, including an automated meter reading system, a company-wide computer system and additionally to expand and improve its service territory.

	Period Ended September 30
	In 000's (except per share)
	Quarter		Nine Months
	2006	2005	2006	2005
Water Operating Revenues	$7,665	$7,207	$21,295	$20,135
Net Income	$1,739	$1,735	$ 4,464	$ 4,443
Average Number of Common Shares Outstanding	10,432	10,369	10,417	10,351
Basic Earnings Per Common Share	$ 0.17	$ 0.17	$ 0.43	$ 0.43
Dividends Paid Per Common Share	$0.112	$0.104	$ 0.336	$ 0.312